SONOS, INC.
EXECUTIVE INCENTIVE PLAN
2019 PERFORMANCE GOALS

Below is a summary of the performance goals applicable under the Sonos, Inc. Executive Incentive Plan for the Company’s named executive officers for fiscal 2019 (the “2019 Performance Goals”):

Pursuant to the 2019 Performance Goals, the Executive Incentive Plan provides each participant with the opportunity to earn an annual cash bonus that is paid based on the achievement of the performance level for each of revenue growth and GAAP operating profit for fiscal year 2019. Each of these performance goals receives a different weight when the bonus attainment is calculated. All cash bonuses will be subject to threshold performance in each performance metric, and each of the performance goals is measured independently of the other.

The amount of annual bonus earned depends on whether Sonos achieves the performance level for the applicable performance metric in its annual operating plan. If performance for a particular metric is achieved at target under the operating plan, the bonus for that metric is paid out at target based on its percentage weight. Actual payouts may range from 0% to 110% of target, based on performance.

The target annual bonus amount for each participating named executive officer is 25% of the named executive officer’s annual base salary. The annual cash bonus for each named executive officer will be equal to (1) the applicable target annual bonus amount multiplied by (2) the percentage achievement applicable to the weighted combination of those goals identified above as achieved by Sonos in fiscal 2019. The Compensation Committee of the Board of Directors retains discretion to modify the actual bonus payment based on a number of factors, including individual performance.